Exhibit 99.2

Guitar Center, Inc. and subsidiaries

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	September 30, 2003	December 31, 2002
Assets
Current assets:
Cash	$4,701	$5,931
Accounts receivable, net	19,103	19,762
Merchandise inventories	290,610	292,075
Prepaid expenses and deposits	9,354	8,626
Deferred income taxes	6,077	6,077
Total current assets	329,845	332,471

Property and equipment, net	91,509	89,702
Goodwill	25,995	25,995
Deposits and other assets, net	6,468	4,231
	$453,817	$452,399

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$52,863	$70,745
Accrued expenses and other current liabilities	51,164	54,211
Merchandise advances	13,196	13,882
Revolving line of credit	42,345	82,690
Current portion of long-term debt	—	118
Total current liabilities	159,568	221,646

Other long-term liabilities	5,923	5,691
Deferred income taxes	3,352	3,352
Long-term debt	100,000	66,782
Total liabilities	268,843	297,471

Stockholders’ equity:
Preferred Stock; authorized 5,000 shares at September 30, 2003 and December 31, 2002, none issued and outstanding	—	—
Common Stock, $0.01 par value, authorized 55,000 shares, issued and outstanding 23,625 at September 30, 2003 and 22,746 at December 31, 2002	236	227
Additional paid in capital	266,692	253,863
Accumulated deficit	(81,954)	(99,162)
Total stockholders’ equity	184,974	154,928
	$453,817	$452,399

Guitar Center, Inc. and subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

(Unaudited)

	Three months ended September 30,
	2003	2002

Net sales	$300,112	$257,356
Cost of goods sold, buying and occupancy	220,261	191,258
Gross profit	79,851	66,098

Selling, general and administrative expenses	66,182	55,662
Operating income	13,669	10,436

Interest expense, net	4,335	3,393

Income before income taxes	9,334	7,043

Income taxes	3,553	2,681

Net income	$5,781	$4,362

Net income per share
Basic	$0.25	$0.19
Diluted	$0.23	$0.19

Weighted average shares outstanding
Basic	23,430	22,810
Diluted	24,944	23,388

	Nine months ended September 30,
	2003	2002

Net sales	$879,254	$766,066
Cost of goods sold, buying and occupancy	649,197	570,432
Gross profit	230,057	195,634

Selling, general and administrative expenses	191,846	166,866
Operating income	38,211	28,768

Interest expense, net	10,430	9,556

Income before income taxes	27,781	19,212

Income taxes	10,573	7,312

Net income	$17,208	$11,900

Net income per share
Basic	$0.75	$0.53
Diluted	$0.71	$0.51

Weighted average shares outstanding
Basic	23,075	22,523
Diluted	24,329	23,133